ARTICLES OF AMENDMENT

                                       OF

                           IDS PROGRESSIVE FUND, INC.


        Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, IDS Progressive Fund, Inc., incorporated under the laws of the State of Minnesota on April 8, 1986, amends its Articles of Incorporation to change the name of the corporation to AXP Progressive Fund, Inc. The new Article I shall be:

                                ARTICLE I - NAME

              The name of this corporation (hereinafter called the
                                  "Fund") is:

                           AXP Progressive Fund, Inc.

        The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote at a regular meeting of shareholders on June 16, 1999, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 16th day of June, 1999.

                                             AXP Progressive Fund, Inc.


                                             By /s/ Leslie L. Ogg
                                             --------------------
                                                    Leslie L. Ogg
                                                    Vice President and Secretary

STATE OF MINNESOTA)
        )ss.
COUNTY  OF  DAKOTA)

        The foregoing instrument was acknowledged before me this 16th day of June, 1999.


                                             By /s/   Diane R. Kepp
                                             ----------------------
                                                      Diane R. Kepp
                                                      Notary Public